MEDIA CONTACT:
Exabyte Corporation Taylor Allis (303) 417-7347 taylora@exabyte.com

Exabyte and Ecrix complete COMBINATION

Boulder, CO - November 12, 2001 - Exabyte Corporation (NASDAQ: EXBT), a performance leader in network backup systems, and Ecrix Corporation, a provider of value-leading tape storage solutions, announced today the closing of their previously announced business combination. The combined company now operates under the Exabyte name and offers high value, high performance tape drive and tape automation products with an emphasis on customer support and quality for the midrange storage market.

In the transaction, Exabyte issued 10 million shares of its common stock. At the same time, Exabyte sold 9.65 million shares of its newly issued Series H preferred stock for $9.65 million to certain parties related to Ecrix.

"With the finalization of this transaction, we expect to see increased efficiencies in manufacturing, marketing and sales; stronger support for additional OEM and channel business; and a product roadmap that positions the company as a leader in the midrange tape market," stated Bill Marriner, chairman, president and CEO of Exabyte Corporation. "Additionally, the return of Juan Rodriguez and Kelly Beavers to Exabyte's executive management team brings further storage marketing and technology expertise which will be instrumental in achieving our future growth plans."

Juan Rodriguez, former CEO of Ecrix, joins Exabyte as Chief Technologist. Kelly Beavers, former President of Ecrix, joins Exabyte as VP of Marketing. Mr. Rodriguez and Mr. Beavers' collective career experience represents more than 50 years in the storage industry and includes the co-founding of StorageTek in 1969 and Exabyte in 1985.

"Exabyte now has a full range of tape storage products spanning the entire midrange computing market," stated Juan Rodriguez. "Our value-oriented VXA® product line is positioned for the lucrative DDS replacement market and our MammothTape™ line is poised for growth in the 8mm high-performance market. Our automation products, offered in VXA, MammothTape and LTO™ Ultrium™, are perfect for data intensive environments that require unattended backup."

According to analyst firm Gartner Dataquest, the current installed base of DDS (DAT) tape drives at the end of 2000 was 6.2 million. DDS shipments totaled more than 1.5 million units in 2000. (Gartner Dataquest 2001 Industry Storage Report, Fara Yale.)

"With DDS technology at the end of its product lifecycle, there is an opportunity for a high-value tape technology like VXA to replace DDS technology," stated Rodriguez. "With the addition of the VXA product line to the existing lines of drives, media and tape libraries, Exabyte is well poised to benefit from the drive and automation growth opportunities in the tape storage market."

"With virtually no product overlap between the two companies, this merger is classic synergy. It is an excellent move that extends Exabyte's reach in the midrange storage markets and provides their OEMs a wider range of tape product offerings," said Bob Abraham, President, Freeman Reports.

Exabyte will provide a merger and mid-quarter update on November 28, 8:00 a.m. MST via a conference call (800-540-0559, ID: EXABYTE) and webcast (Exabyte.com).

Special Note regarding Forward-Looking Statements

The foregoing includes forward-looking statements related to Exabyte's business prospects. Such statements are made subject to one or more risks. Words such as "believes," "anticipates," "expects," "intends," "plans," "positions" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The actual results that Exabyte achieves may differ materially from such forward-looking statements due to risks and uncertainties relating to the described transaction, including closing conditions, the need for stockholders approval, the ability of the combined company to achieve cost savings and operating efficiencies, costs incurred to complete the merger, and potential difficulties in integrating the two companies; successful conclusion of any anticipated OEM relationships; financing arrangements; product development and acceptance; market demand; management of business and product transitions and other risks that may be discussed in Exabyte's 2000 Form 10-K and Form 10-Q for the quarter ended September 29, 2001. Please refer to Exabyte's Forms 8-K, Form 10-K and Forms 10-Q for a description of such risks.

About Exabyte Corporation

Exabyte Corporation supplies tape storage solutions that offer high-value, high-performance and automation advantages for midrange servers, workstations and computer networks. Through its worldwide network of OEM, distributor and reseller partners, Exabyte markets value-leading VXA® tape drive and automation products, high-performance 8mm, M2 and MammothTape™ drives and storage media and libraries for MammothTape, DLTtape™, Advanced Intelligent Tape (AIT) ™ and LTO™ (Ultrium™) tape technologies.

For additional information, call 1-800-EXABYTE or visit www.exabyte.com. Call (+31)-30-2548800 for Exabyte Europe and (+65)-271-6331 for Exabyte Asia/Pacific. For investor relations inquires, visit the company's Web site, call 201-946-0091 to have information faxed or e-mail investor@exabyte.com.

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Exabyte and VXA are registered trademarks, and M2 and MammothTape are trademarks of Exabyte Corp. DLTtape is a registered trademark of Quantum Corporation. LTO and Ultrium are U.S. trademarks of IBM, Seagate and HP. Advanced Intelligent Tape is a registered trademark of Sony Corporation. All other trademarks are the property of their respective owners.